Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces a Proposed Refinancing of its $444.8 Million Senior Secured First Lien Term Loans and $101.25 Million Senior Secured Revolving Credit Facility

LOS ANGELES, California, June 2, 2016 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 309 owned and/or operated outpatient imaging centers, today announced a proposed refinancing of its $444.8 million senior secured first lien term loans and $101.25 million senior secured revolving credit facility with a proposed seven-year $485 million senior secured first lien term loan facility and a five-year $100 million senior secured first lien revolving credit facility. In addition to repaying the existing $444.8 million senior secured first lien term loan, the proceeds are expected to repay any outstanding balance on the existing senior secured revolving credit facility ($16.3 million balance at March 31, 2016) and a portion of the Company’s senior secured second lien term loan ($180 million balance at March 31, 2016) and fund fees and expenses associated with the refinancing transaction.

The potential refinancing transaction would be subject to negotiations with lenders and market and other conditions. As such, there can be no assurance that RadNet will complete a refinancing transaction on terms that are favorable to RadNet or its investors. RadNet may engage from time to time in discussions with creditors of RadNet, as well as their respective advisors, as RadNet pursues such potential refinancing transaction.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented “We have publicly discussed in recent quarters the possibility of extending the maturity of the senior most portion of our debt capital. After having consulted with our investment banking advisors, we expect to launch a refinancing transaction designed to replace our current senior secured first lien term loans and revolving credit facility with similar debt facilities, subject to market and other conditions. Our objective is to eliminate any near-term maturities and provide us with additional operating flexibility with which we can continue to grow our company. If successful, we expect to consummate a transaction in June.”

In connection with the marketing of the proposed refinancing transaction, RadNet releases the following reconciliation of trailing 12 month Adjusted EBITDA(1) as of March 31, 2016 (as previously reported) to trailing 12 month Pro Forma Adjusted EBITDA(1), which incorporates certain adjustments to previously reported Adjusted EBITDA(1) related to events that have taken place within the last twelve months.

($ in Thousands)
Trailing 12 Month Adjusted EBITDA(1) As Reported(a)	128,577

Plus Pro Forma Addback for Acquisitions Completed in the Last 12 Months	9,383
Plus Pro Forma Addback for the Buyout of Operating Leases Completed in the Last 12 Months	524
Trailing 12 Month Pro Forma Adjusted EBITDA	$138,484

(1) Neither Adjusted EBITDA nor Pro Forma Adjusted EBITDA are reported in accordance with generally applicable accounting principles in the United States ("GAAP"), and are considered as "non-GAAP financial measures" pursuant to Regulation G promulgated by the Securities and Exchange Commission. RadNet defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period.

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Adjusted EBITDA and Pro Forma Adjusted EBITDA are reconciled to their nearest comparable GAAP financial measure, net income attributable to RadNet, Inc. common stockholders. Adjusted EBITDA and Pro Forma Adjusted EBITDA are used as analytical indicators by RadNet management and the healthcare industry to assess business performance, and are measures of leverage capacity and ability to service debt. Neither Adjusted EBITDA or Pro Forma Adjusted EBITDA should be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA or Pro Forma Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements determined in accordance with GAAP and are therefore susceptible to varying methods of calculation, these metrics, as presented, may not be comparable to other similarly titled measures of other companies.

(a)For the Twelve Month Period Ended March 31, 2016, the following is a reconciliation of GAAP Net Income Attributable to RadNet, Inc. Common Stockholders to Adjusted EBITDA:

($ in Thousands)
Twelve Months Ended March 31, 2016
Net Income Attributable to RadNet, Inc. Common Stockholders	$10,540
Plus Provision for Income Taxes	7,918
Plus Depreciation and Amortization	62,729
Plus Interest Expense	42,369
Plus Other Expense	424
Plus Severance Costs	876
Plus Loss on Sale of Equipment	904
Plus Non Cash Employee Stock Compensation	6,827
Plus Non Recurring Legal Settlement	1,425
Less Gain on Sale of Imaging Centers	(5,434)
Adjusted EBITDA(1)	$128,577

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 309 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 7,300 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating acquired operations, successfully achieving 2015 financial guidance, successfully developing and integrating new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, and receiving third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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